EXHIBIT 99.1
NEWS RELEASE

For more information contact:

FEI Company
Jason Willey
Communications Director
(503) 726-2533
jason.willey@fei.com

FEI Company Announces 20% Increase in Cash Dividend, New Share Repurchase Authorization

HILLSBORO, Ore., June 4, 2015 -- FEI Company (Nasdaq: FEIC) announced today that its Board of Directors has approved an increase in the company’s quarterly cash dividend from $0.25 to $0.30 per share of common stock.

The $0.30 per share dividend will be paid on July 28, 2015 to all shareholders of record as of the close of business on July 16, 2015. The timing and amounts of future dividends are subject to determination and approval by FEI's board.

The board of directors also re-authorized and increased the company’s share repurchase program. Under the reauthorization, the company may purchase up to an additional 2.0 million shares of its common stock. The authorization will expire on May 29, 2017.

The amount and timing of specific repurchases are subject to market conditions, applicable legal requirements and other factors. The purchases will be funded from existing cash resources and may be suspended or discontinued at any time.

"FEI initiated a quarterly dividend three years ago at $0.08 per share and has increased the payout each subsequent year,” commented Don Kania, president and CEO. “This increase in the quarterly cash dividend to $0.30 per share, combined with the increased share repurchase authorization, reinforces our commitment to return capital to shareholders. We believe FEI’s strong cash generation profile and healthy balance sheet give us the ability to invest in the business for continued growth while also returning substantial cash to our shareholders."

About FEI

FEI Company (Nasdaq: FEIC) designs, manufactures and supports a broad range of high-performance microscopy workflow solutions that provide images and answers at the micro-, nano- and picometer scales. Its innovation and leadership enable customers in industry and science to increase productivity and make breakthrough discoveries. Headquartered in Hillsboro, Ore., USA, FEI has over 2,700 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

Safe Harbor Statement

This news release contains forward-looking statements that include statements regarding FEI's plans to pay quarterly dividends and its ability to fund dividends, ongoing share repurchases and additional company growth. Factors that could affect these forward-looking statements include but are not limited to: a significant slowing in revenue; geopolitical risks or other reasons; changes in tax laws applicable to cash dividends or share repurchases; unexpected significant costs related to additional merger and acquisition activity; and unanticipated costs which reduce operating margins and unexpected uses of cash for restructurings, working capital or other operating purposes. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.